Corporate Presentation Introduction to the Exchange Offer November 4, 2010 Exhibit (a)(1)(D)

Corporate Presentation 2 Table of Contents The Exchange Offer Summary of Terms Next Steps Further Information Important Notice Agenda:

Corporate Presentation 3
The Exchange Offer
Orbotech is offering (the “Exchange Offer”) to certain employees the right to exchange certain of their outstanding options for new options to purchase a lesser number of shares on the terms and conditions set forth in, and pursuant to, the formal ‘Offer to
Exchange’ document, dated November 4, 2010, and other
materials in the Tender Offer Statement on Schedule TO filed by the Company with the United States Securities and Exchange
Commission (collectively, the “Tender Offer Documents”), which can be accessed at
www.sec.gov.
The Exchange Offer commenced on November 4, 2010, and will
expire at 4:00 p.m., Israel Time, on Wednesday, December 15,
2010
(or such later date as may apply if the Exchange Offer is
extended).  The Company will not accept delivery in any
manner of any Notice of Election or Notice of Withdrawal after expiration of the Exchange Offer.

Corporate Presentation 4
Summary of Terms 1/4
Only employees who are residents of Israel, the United States,
Germany, Hong Kong, Japan, Korea or Taiwan may participate.
The Company’s directors and its senior management and corporate officers, as well as certain additional members of management, are ineligible to participate in the Exchange Offer.
Options are eligible for exchange if they were:
(i) granted in the years 2005, 2006 or 2007; and
(ii) have exercise prices greater than $20 per share.
Options eligible for exchange are referred to as “Eligible Options”.
Options received pursuant to the Exchange Offer are referred to as
“New Options”.

Corporate Presentation 5
Summary of Terms 2/4
The Exchange Offer is being made on the basis of a fixed exchange ratio, which is determined in accordance with the year in which the
Eligible Option was granted.
The exchange ratio for:
(i) Eligible Options granted in 2005 is 5-to-1;
(ii) Eligible Options granted in 2006 is 3-to-1; and
(iii) Eligible Options granted in 2007 is 2-to-1
rounded down (if necessary) to the nearest whole number to avoid the issuance of fractional shares.

Corporate Presentation 6
Summary of Terms 3/4
New Options will be granted under the Company’s Equity
Remuneration Plan for Key Employees of Orbotech Ltd. and its
Affiliates and Subsidiaries (as Amended and Restated, 2005) (the
“2000 Plan”) on the first trading day after the Exchange Offer expires in accordance with its terms, with an exercise price equal to the average between the high and low sale prices of the Company’s shares, as reported on the Nasdaq on that day.
New Options will vest over a two-year period, with half of the shares
(rounded up, if necessary, to the nearest whole number) vesting one year after the grant date and the balance vesting two years after the grant date, subject to the terms of the 2000 Plan.

Corporate Presentation 7
Summary of Terms 4/4
New Options (except for those issued in exchange for Eligible
Options granted in 2005) will have a term equal to the remaining term of the Eligible Options for which they are exchanged.
New Options issued in exchange for Eligible Options granted in 2005 will expire on February 28, 2013.
Israeli employees will, as part of the election process, be required to acknowledge that their New Options will be subject to Section 102 of the Israeli Income Tax Ordinance and to agree to the terms and conditions of the Pre-Ruling issued by the Israel Tax Authority.

Corporate Presentation 8
Next Steps 1/3
Read the Tender Offer Documents carefully.
Consult with your own legal, financial or tax advisors, as
necessary, regarding any questions concerning personal tax
implications or otherwise.
Arrange to meet or speak with the Orbotech Corporate Secretary, if desired, by telephone at +972-8-9423622, via e-mail at
michael.havin@orbotech.com or in person.
The Company recommends that
you take the following steps as
soon as possible:

Corporate Presentation 9
Next Steps 2/3
Evaluate the Exchange Offer and consider
carefully whether or not you wish to participate.
Please note that although the Company’s Board of Directors has approved the Exchange Offer, neither Orbotech nor the Board of
Directors is making any recommendation as to whether or not you should participate in the Exchange Offer.
There is no guarantee that you will ultimately receive greater value from the New Options if you elect to participate in the Exchange
Offer than from your Eligible Options if you do not elect to participate.
As a result, you must make your own decision regarding your
participation in the Exchange Offer.

Corporate Presentation 10
Next Steps 3/3
If you do not wish to participate, you need do
nothing further.
If you wish to participate, complete, sign and deliver to the
Corporate Secretary the Notice of Election in the manner provided in the Tender Offer Documents.
All of these steps are explained in greater detail in the Tender
Offer Documents, which can be accessed at www.sec.gov and
which you should read in their entirety.

Corporate Presentation 11
Further Information
Copies of the Tender Offer Documents are available
online at www.sec.gov
or may be obtained from the
Corporate Secretary of the Company, Michael Havin,
by contacting him
on telephone +972-8-9423622
or
via e-mail at michael.havin@orbotech.com.

Corporate Presentation 12
Important Notice
This document does not constitute the Offer to Exchange.
You should read the Tender Offer Statement on Schedule TO
and exhibits, including the Offer to Exchange, dated
November 4, 2010, that Orbotech Ltd. has filed with the United
States Securities and Exchange Commission (the “SEC”)
because they contain important information about the option
exchange program.  You can access these documents at the
SEC’s website at www.sec.gov.  Neither Orbotech Ltd. nor our
Board of Directors is making any recommendation as to
whether or not you should participate in the option exchange program.  You must make your own decision as to whether or
not to participate; and the Company strongly recommends that you consult with your own legal, financial and tax advisors in relation to any questions concerning the Exchange Offer
including any personal tax implications or otherwise.